Exhibit 99.1

PRESS RELEASE

Veraz Networks, Inc. Receives NASDAQ Notice Regarding Minimum Bid Price

SAN JOSE, Calif., March 19, 2010 – Veraz Networks, Inc. (Nasdaq: VRAZ) today announced that on March 16, 2010, it received a Staff Determination Notice from the NASDAQ Stock Market (“NASDAQ”), indicating that Veraz has not regained compliance with the $1.00 minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 5450(a)(1), and that Veraz’ common stock is, therefore, subject to delisting from The Nasdaq Global Market. NASDAQ rules permit a company that has received a delisting notification to request a hearing with the NASDAQ Listing Qualifications Panel (the “Panel”) to appeal the staff’s determination to delist its stock. Veraz intends to request a hearing before the Panel to present the Company’s plan for regaining compliance with Rule 5450(a)(1). The NASDAQ Notice states that the submission of a hearing request that is made no later than 4:00 p.m. Eastern Time on March 23, 2010 will stay the suspension of trading of Veraz’ common stock and the delisting of Veraz’ securities pending the Panel’s decision. The Company has submitted such hearing request. There can be no assurance that the Panel will grant the Company’s request for continued listing.

About Veraz Networks

Veraz Networks, Inc. (NASDAQ: VRAZ - News), is the leading provider of application, control, and bandwidth optimization products that enable the evolution to the Multimedia Generation Network (MGN). Service providers worldwide use the Veraz MGN portfolio to extend their current application suite and rapidly add customized multimedia services that drive revenue and ensure customer retention. The Veraz MGN separates the control, media, and application layers while unifying management of the network, thereby increasing service provider operating efficiency. Wireline and wireless service providers in over 60 countries have deployed products from the Veraz MGN portfolio, which includes the ControlSwitch™, Network-adaptive Border Controller, I-Gate 4000 Media Gateways, the VerazView Management System, and a set of prepackaged applications. For more information regarding the company, please visit www.veraznetworks.com.

Forward Looking Statements

This press release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to our potential success in appealing the NASDAQ delisting notice and other risks and uncertainties described more fully in our documents filed with or furnished to the SEC. More information about these and other risks that may impact Veraz’s business is set forth in Veraz’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. These filings are available on a website maintained by the SEC at http://www.sec.gov/. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

A copy of this press release can be found on the investor relations page of Veraz’s website at www.veraznetworks.com.

Veraz Networks and Veraz are registered trademarks of Veraz Networks, Inc.

VRAZ-IR

Press Contact:

Veraz Networks, Inc.

Dawn Hogh

408-750-9533

dhogh@veraznet.com

Source: Veraz Networks, Inc.